UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2023 (April 4, 2023)

PILGRIM’S PRIDE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09273	75-1285071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1770 Promontory Circle, Greeley, CO	80634-9038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 506-7883

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, Par Value $0.01	PPC	The Nasdaq Stock Market LLC

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On April 4, 2023, Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), announced the pricing of its offering of $1.0 billion aggregate principal amount of 6.250% senior unsecured notes due 2033 (the “Notes”).

The Notes will be registered under the Securities Act of 1933, as amended pursuant to a registration statement (the “Shelf Registration Statement”) on Form S-3ASR (No. 333-270754) previously filed with the Securities and Exchange Commission. The Notes will be sold pursuant to a prospectus, dated March 22, 2023 (the “Base Prospectus”), forming a part of the Company’s Shelf Registration Statement, and a prospectus supplement dated April 4, 2023 (the “Prospectus Supplement”).

The Company intends to use the net proceeds from the offering to repay the outstanding term loans under its U.S. credit facility. The remaining proceeds will be used for general corporate purposes, including repayment of existing debt. The offering is expected to close on or about April 19, 2023 (the “Closing Date”), subject to the customary closing conditions.

The Notes will be issued pursuant to an indenture, to be dated as of the Closing Date (the “Base Indenture”), among the Company, each of its domestic wholly-owned restricted subsidiaries that guarantee the Company’s U.S. credit facility (the “Guarantors”) and Regions Bank, as Trustee (the “Trustee”), as supplemented by a first supplemental indenture, to be dated as of the Closing Date (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee.

The Notes are the Company’s unsecured senior obligations and will rank equally with all of the Company’s and the Guarantors’ existing and future unsecured senior debt and rank senior to all of the Company’s and the Guarantors’ existing and future subordinated debt. The Notes and the guarantees will be effectively junior to the Company’s and the Guarantors’ existing and future secured debt to the extent of the value of the collateral securing such debt. The Notes and the guarantees will be structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries that do not guarantee the Notes. In connection with the offering of the Notes, on April 4, 2023, the Company and the Guarantors entered into an underwriting agreement with Barclay’s Capital Inc., BofA Securities Inc., BMO Capital Markets Corp., Citigroup Global Market Inc., Mizuho Securities USA LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein, relating to the sale of the Notes (the “Underwriting Agreement”). The Underwriting Agreement includes customary representations, warranties, covenants, closing conditions, indemnification obligations and other customary provisions.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is incorporated herein by reference and attached hereto as Exhibit 1.1.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates, for which they have received, and in the future expect to receive, customary compensation. In addition, affiliates of the underwriters from time to time have acted or in the future may continue to act as lenders to the Company and its affiliates, for which they have received or expect to receive customary compensation. The Company will use the net proceeds from the offering of the Notes to repay the outstanding term loans under its U.S. credit facility. Certain of the underwriters or their affiliates are lenders under the Company’s U.S. credit facility. Because such underwriters or their affiliates may receive a portion of the proceeds from the offering (in excess of any underwriters’ discount), such underwriters may be deemed to have a “conflict of interest” with the Company.

Important Legal Information

This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the Prospectus Supplement, the Shelf Registration Statement or the Base Prospectus.

An electronic copy of the Prospectus Supplement and accompanying Base Prospectus for the offering may be obtained at www.sec.gov.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of April 4, 2023, among the Company, the Guarantors, and Barclay’s Capital Inc., BofA Securities Inc., BMO Capital Markets Corp., Citigroup Global Market Inc., Mizuho Securities USA LLC and RBC Capital Markets, LLC, as representative of the several Underwriters names therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pilgrim’s Pride Corporation

April 5, 2023	By:	/s/ Matthew Galvanoni
	Name:	Matthew Galvanoni
	Title:	Chief Financial Officer and Chief Accounting Officer